Exhibit 99.1

Airgas Reports Record Earnings in Fiscal First Quarter 2012; Raises Full-Year Guidance

  Record adjusted diluted EPS* of $0.99, excluding net $0.06 of special items, up 19% over prior year
  Same-store sales up 9% over prior year
  Return on capital* of 12.1%, up 160 basis points over prior year
  Full-year adjusted diluted EPS* guidance raised to $3.90 to $4.05 from $3.75 to $3.90

RADNOR, Pa.--(BUSINESS WIRE)--July 28, 2011--Airgas, Inc. (NYSE: ARG), the largest U.S. distributor of industrial, medical, and specialty gases, and related supplies, today reported net earnings of $74.8 million, or $0.93 per diluted share, for its first quarter ended June 30, 2011. Excluding $0.06 of special items, consisting of the previously announced Business Support Center restructuring charge of $0.10, multi-employer pension plan withdrawal charges of $0.01, and a $0.05** benefit from lower than previously estimated net costs related to the fiscal 2011 unsolicited takeover attempt, adjusted earnings per diluted share were a record $0.99*, an increase of 19% from $0.83* in the prior year. Prior year GAAP earnings per diluted share of $0.76 included legal and professional fees and other costs of $0.03** related to the unsolicited takeover attempt, multi-employer pension plan withdrawal charges of $0.02, and debt extinguishment charges of $0.02. Adjusted earnings per diluted share include SAP implementation costs and depreciation expense of $0.08 for the current quarter and $0.03 for the prior year quarter, and the current quarter reflects the benefit of the Company’s two recently completed share repurchase programs, which substantially offsets these incremental SAP costs.

First quarter sales were $1.2 billion, an increase of 11% over the prior year. Total same-store sales grew 9% in the quarter, with hardgoods up 13% and gas and rent up 7%. Acquisitions contributed sales growth of 2% in the quarter. Sequentially, sales increased 6% from the fourth quarter both in total and on a sales-per-day basis.

“Although more than a year old, the economic recovery has been slow, and the strength displayed in manufacturing-intensive regions of the U.S. and in our hardgoods business is indicative of the early stages of a recovery,” said Airgas Chief Executive Officer Peter McCausland. “Since the beginning of our fiscal year in April, we have acquired four businesses with nearly $70 million in aggregate annual revenues, including industrial gas and welding distributor ABCO in New England, as well as carbon dioxide and dry ice producer and distributor Pain Enterprises in the Midwestern U.S.”

Adjusted operating margin* for the quarter was 12.4%, a 10 basis point improvement over the prior year, despite a 60 basis point impact from incremental SAP implementation costs and depreciation expense.

“Even with the burden of SAP implementation costs, the strength of our business in a modest economic expansion is evident,” McCausland said. “Our return on capital* increased by 160 basis points over last year to 12.1% as we continue to leverage our national footprint and industry-leading platform as sales volumes recover.”

Free cash flow* for the quarter was $71 million, compared to $114 million in the prior year, driven by adjusted cash from operations* of $139 million. The decrease in free cash flow from the prior year reflects an increase in capital expenditures and working capital to support sales growth, as well as an increase in the first quarter payout of accrued annual incentive compensation. As of June 30, 2011, the Company had completed the additional $300 million share repurchase program announced on May 5, 2011, repurchasing 4.46 million shares on the open market at an average price of $67.19. The Company’s prior $300 million share repurchase program, announced in February 2011 and completed in March, resulted in 4.78 million shares repurchased at an average price of $62.76.

Guidance Update

The Company expects adjusted earnings per diluted share* for the second quarter of fiscal 2012 to increase 19% to 24% from $0.83 in the prior year to $0.99 to $1.03, which includes $0.08 of SAP implementation costs and depreciation expense, compared to $0.05 in the prior year.

For fiscal 2012, the Company expects adjusted earnings per diluted share* to increase 17% to 21% from $3.34 in fiscal 2011 to $3.90 to $4.05, which includes an anticipated $0.32 of SAP implementation costs and depreciation expense, compared to $0.14 in fiscal 2011.

All fiscal 2012 adjusted diluted EPS* guidance includes the benefit of the two recently completed share repurchase programs, which offsets incremental year-over-year SAP costs. The guidance excludes the impact of restructuring charges, which were $0.10 in the first quarter, and related costs of $0.07 expected to be incurred over the balance of the year. The restructuring charges arise from the consolidation of accounting and certain administrative functions of twelve regional distribution companies into four Business Support Centers. The guidance also excludes any net impact related to the 2011 unsolicited takeover attempt and any multi-employer pension plan withdrawal charges.

“We remain on track with our SAP implementation, and our second regional distribution company, Airgas Great Lakes, is on schedule to go live at the beginning of September,” said McCausland. “We still expect implementation costs to be heaviest in fiscal 2012, and we expect to complete the implementation in fiscal 2013 as the benefits begin to ramp up. Given our favorable business trends and sharp operating focus, our future prospects are very attractive.”

The Company will conduct an earnings teleconference at 10:00 a.m. Eastern Time on Thursday, July 28. The teleconference will be available by calling (800) 500-0920. The presentation materials (this press release, slides to be presented during the Company’s teleconference and information about how to access a live and on-demand webcast of the teleconference) are available in the “Investor Information” section of the Company’s website at www.airgas.com. A webcast of the teleconference will be available live and on demand through August 26 at http://investor.shareholder.com/arg/events.cfm. A replay of the teleconference will be available through August 5. To listen, call (888) 203-1112 and enter passcode 5848693.

* See attached reconciliations and calculations of the non-GAAP adjusted earnings per diluted share, adjusted operating margin, adjusted cash from operations, free cash flow, and return on capital.

** The legal and professional fees and other costs incurred were in response to Air Products’ unsolicited takeover attempt.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. More than 14,000 employees work in approximately 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities, and distribution centers. Airgas also distributes its products and services through eBusiness, catalog, and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the SEC in its rules, regulations and releases. These statements include, but are not limited to: expectations for adjusted earnings per diluted share to be in the range of $0.99 to $1.03 (which includes $0.08 of SAP implementation costs and depreciation expense, compared to $0.05 in the prior year) for the second quarter of fiscal 2012, and in the range of $3.90 to $4.05 (which includes $0.32 of SAP implementation costs and depreciation expense, compared to $0.14 in fiscal 2011) for fiscal year 2012; expectations for $0.07 per diluted share in costs related to the transition to Business Support Centers expected to be incurred over the balance of fiscal 2012; expectations regarding the timing and magnitude of SAP implementation costs to be incurred and benefits to be achieved; and expectations for our future prospects. Forward-looking statements also include any statement that is not based on historical fact, including statements containing the words "believes," "may," "plans," "will," "could," "should," "estimates," "continues," "anticipates," "intends," "expects," and similar expressions. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: adverse changes in customer buying patterns resulting from deterioration in current economic conditions; weakening in the operating and financial performance of our customers, which can negatively impact our sales and our ability to collect our accounts receivable; postponement of projects due to economic developments; customer acceptance of price increases; the success of implementing and continuing our cost reduction programs; our ability to achieve anticipated acquisition synergies; supply cost pressures; increased industry competition; our ability to successfully identify, consummate, and integrate acquisitions; our continued ability to access credit markets on satisfactory terms; significant fluctuations in interest rates; increases in energy costs and other operating expenses eroding planned cost savings; higher than expected implementation costs of the SAP system; conversion problems related to the SAP system that disrupt our business and negatively impact customer relationships; higher than expected costs related to restructuring and Business Support Center transition; the impact of tightened credit markets on our customers; the impact of changes in tax and fiscal policies and laws; the potential for increased expenditures relating to compliance with environmental regulatory initiatives; the impact of new environmental, healthcare, tax, accounting, and other regulation; continued potential liability under the Multiemployer Pension Plan Amendments Act of 1980 with respect to our participation in or withdrawal from multi-employer pension plans for our union employees; the economic recovery in the U.S.; the effect of catastrophic events; political and economic uncertainties associated with current world events; and other factors described in the Company's reports, including its March 31, 2011 Form 10-K and other forms filed by the Company with the SEC.

Consolidated statements of earnings, condensed consolidated balance sheets, consolidated statements of cash flows, and reconciliations of non-GAAP financial measures follow below.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2011	2010

Net sales	$1,164,300	$1,052,656

Costs and expenses:
Cost of products sold (excluding depreciation)	530,780	475,102
Selling, distribution and administrative expenses (a)	423,446	390,549
Restructuring (b)	13,330	-
Costs (benefit) related to unsolicited takeover attempt (c)	(6,700)	3,787
Depreciation	60,267	54,265
Amortization	6,149	6,202
Total costs and expenses	1,027,272	929,905

Operating income	137,028	122,751

Interest expense, net	(16,650)	(13,319)
Losses on the extinguishment of debt (d)	-	(2,941)
Other income (expense), net	730	(610)

Earnings before income taxes	121,108	105,881

Income taxes	(46,263)	(41,082)

Net earnings	$74,845	$64,799

Net earnings per common share:

Basic earnings per share	$0.96	$0.78

Diluted earnings per share	$0.93	$0.76

Weighted average shares outstanding:
Basic	78,346	83,457
Diluted	80,097	85,281

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	June 30,	March 31,
	2011	2011

ASSETS
Cash	$60,535	$57,218
Trade receivables, net	590,130	550,262
Inventories, net	380,303	362,502
Deferred income tax asset, net	52,058	50,132
Prepaid expenses and other current assets	81,870	100,531
TOTAL CURRENT ASSETS	1,164,896	1,120,645

Plant and equipment, net	2,521,309	2,455,758
Goodwill	1,137,451	1,117,336
Other intangible assets, net	210,095	197,168
Other non-current assets	50,597	44,974
TOTAL ASSETS	$5,084,348	$4,935,881

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$162,645	$163,091
Accrued expenses and other current liabilities	357,584	391,544
Current portion of long-term debt	10,188	9,868
TOTAL CURRENT LIABILITIES	530,417	564,503

Long-term debt, excluding current portion (e)	2,221,902	1,842,994
Deferred income tax liability, net	735,381	722,954
Other non-current liabilities	82,025	70,548

Stockholders’ equity	1,514,623	1,734,882
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,084,348	$4,935,881

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Amounts in thousands) (Unaudited)

	Three Months Ended
	June 30,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$74,845	$64,799
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation	60,267	54,265
Amortization	6,149	6,202
Deferred income taxes	9,791	5,500
(Gain) loss on sales of plant and equipment	(172)	636
Stock-based compensation expense	11,577	10,269
Losses on the extinguishment of debt (d)	-	2,941

Changes in assets and liabilities, excluding effects of business acquisitions:
Securitization of trade receivables (f)	-	(295,000)
Trade receivables, net	(32,660)	(22,768)
Inventories, net	(14,820)	(10,671)
Prepaid expenses and other current assets	19,733	15,990
Accounts payable, trade	(2,062)	(6,509)
Accrued expenses and other current liabilities	(32,793)	43,519
Other non-current assets	1,484	1,293
Other non-current liabilities	8,966	(670)
Net cash provided by (used in) operating activities	110,305	(130,204)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(78,451)	(61,121)
Proceeds from sales of plant and equipment	6,676	3,338
Business acquisitions and holdback settlements	(93,159)	(2,474)
Other, net	(1,445)	66
Net cash used in investing activities	(166,379)	(60,191)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings (f)	823,515	406,739
Repayment of debt	(448,630)	(202,688)
Financing costs	(1,751)	(854)
Premium paid on call of senior subordinated notes (d)	-	(2,650)
Purchase of treasury stock (g)	(300,000)	-
Proceeds from the exercise of stock options	8,624	5,232
Stock issued for the Employee Stock Purchase Plan	3,527	3,580
Tax benefit realized from the exercise of stock options	4,012	1,952
Dividends paid to stockholders	(22,270)	(18,372)
Change in cash overdraft and other	(7,636)	8,345
Net cash provided by financing activities	59,391	201,284

Change in cash	$3,317	$10,889
Cash – Beginning of period	57,218	47,001
Cash – End of period	$60,535	$57,890

See attached Notes.

Notes:

a)

As collective bargaining agreements (“CBAs”) came up for renewal, the Company actively negotiated the withdrawal from multi-employer defined benefit pension plans (“MEPP”) replacing those retirement plans for CBA employees with defined contribution plans. As part of the withdrawal from a MEPP, the Company is required to fund its portion of the MEPP’s unfunded pension obligation. The ultimate amount of the withdrawal liability assessed by the MEPP will be impacted by a number of factors, including investment returns, benefit levels, and continued participation by other employers in the MEPP. The computation of the Company’s portion of a plan’s unfunded obligation may take up to 24 months for the pension plan administrators to prepare. As a result, the Company has recorded estimated liabilities for these withdrawals based on the latest information available to it from the plans. MEPP withdrawal charges for the three months ended June 30, 2011 and 2010 were $0.9 million and $3.2 million respectively. These charges are reflected in selling, distribution and administrative expenses. During the remainder of fiscal 2012, one remaining CBA, covering 10 employees who participate in a MEPP, will come up for renewal. Also included within selling, distribution and administrative expenses are costs related to the Company’s SAP implementation of $8.3 million and $3.6 million for the three months ended June 30, 2011, and June 30, 2010, respectively.

b)

In May 2011, the Company announced its plan to realign its twelve regional companies into four Business Support Centers. As a result of this reorganization, the Company incurred restructuring charges of $13.3 million associated with severance benefits expected to be paid under the Airgas, Inc. Severance Pay Plan to employees whose jobs are eliminated as a result of the realignment.

c)

On February 11, 2010, Air Products & Chemicals, Inc. (“Air Products”) initiated an unsolicited tender offer for all of the Company’s outstanding shares of common stock. In connection with this unsolicited tender offer, Air Products filed an action against the Company and members of its Board in the Delaware Court of Chancery. On February 15, 2011, the Delaware Court of Chancery denied in their entirety all requests for relief by Air Products and dismissed with prejudice all claims asserted against the Company and its directors. Air Products promptly terminated its unsolicited tender offer and no appeal of the Court’s decision was filed. In connection with the unsolicited tender offer and related litigation, the Company incurred $61.1 million of legal and professional fees and other costs. During the first quarter of fiscal 2012, the Company recognized a $6.7 million benefit from lower than previously estimated net costs related to the fiscal 2011 unsolicited takeover attempt. During the three-month period ended June 30, 2010, the Company incurred $3.8 million of unsolicited takeover costs.

d)

During the prior year quarter, the Company repurchased $25 million of its 7.125% senior subordinated notes that are due on October 1, 2018. Losses on the extinguishment of debt of $2.9 million were recognized related to the redemption premium and the write-off of deferred financing costs associated with the issuance of the notes.

e)	The Company maintains a senior credit facility (the “Credit Facility”) with a syndicate of lenders. At June 30, 2011, approximately $208 million remained unused under the Credit Facility.

f)

On April 1, 2010, the Company adopted new accounting guidance that affected the presentation of its trade receivables securitization program. As a result of implementing the new guidance, funding under the agreement of $295 million on April 1, 2010 was reflected in the statement of cash flows as a use of cash from the securitization of trade receivables under net cash used in operating activities and as a source of cash under net cash provided by financing activities.

g)

As of June 30, 2011, the Company had completed an additional $300 million share repurchase program announced on May 5, 2011, repurchasing 4.46 million shares on the open market at an average price of $67.19.

h)

Business segment information for the Company’s Distribution and All Other Operations business segments is presented below. Certain reclassifications were made to the presentation of business segment operating results for the prior periods to conform to the current period presentation. These reclassifications were the result of changes made to the allocation of corporate operating expenses. Although corporate operating expenses are generally allocated to each business segment based on sales dollars, the Company currently reports expenses (excluding depreciation) related to the implementation of its SAP system and costs associated with the Company’s withdrawal from various MEPPs under selling, distribution and administrative expenses in the eliminations and other column below. Previously these costs were allocated to each business segment based on sales dollars. Consolidated operating income and net earnings for the prior period were not impacted by these reclassifications. Additionally, the Company’s restructuring charges and the legal and professional fees and other costs incurred as a result of Air Products’ unsolicited takeover attempt are not allocated to the Company’s business segments. These costs (benefit) are also reflected in the eliminations and other column below.

	(Unaudited)				(Unaudited)
	Three Months Ended				Three Months Ended
	June 30, 2011				June 30, 2010
		All				All
		Other	Elimination			Other	Elimination
(In thousands)	Distribution	Ops.	and Other	Total	Distribution	Ops.	and Other	Total
Gas and rent	$604,571	$141,588	$(9,122)	$737,037	$556,447	$126,912	$(7,544)	$675,815
Hardgoods	425,889	1,378	(4)	427,263	375,393	1,453	(5)	376,841
Total net sales	1,030,460	142,966	(9,126)	1,164,300	931,840	128,365	(7,549)	1,052,656

Cost of products
sold (excluding
depreciation)	461,644	78,262	(9,126)	530,780	414,438	68,213	(7,549)	475,102
Selling,
distribution and
administrative
expenses	375,227	39,038	9,181	423,446	351,432	32,347	6,770	390,549
Restructuring	-	-	13,330	13,330	-	-	-	-
Costs (benefit)
related to
unsolicited
takeover attempt	-	-	(6,700)	(6,700)	-	-	3,787	3,787
Depreciation	55,734	4,533	-	60,267	50,633	3,632	-	54,265
Amortization	4,915	1,234	-	6,149	5,040	1,162	-	6,202
Operating income	$132,940	$19,899	$(15,811)	$137,028	$110,297	$23,011	$(10,557)	$122,751

Reconciliations of Non-GAAP Financial Measures (Unaudited)

Adjusted Earnings per Diluted Share and Earnings Guidance

Reconciliations and computations of adjusted earnings per diluted share and earnings guidance:

	Three Months Ended
	June 30,	March 31,	June 30,
	2011	2011	2010

Earnings per diluted share	$0.93	$0.74	$0.76

Adjustments to earnings per diluted share:
Restructuring charges	0.10	-	-
Costs (benefit) related to unsolicited takeover attempt	(0.05)	0.14	0.03
Losses on the extinguishment of debt	-	-	0.02
Multi-employer pension withdrawal charges	0.01	-	0.02

Adjusted earnings per diluted share	$0.99	$0.88	$0.83

	Three	(Guidance Range)			(Updated Guidance Range)
	Months	Three Months Ending		Year	Year Ending
	Ended	Sep. 30, 2011		Ended	March 31, 2012
	Sep. 30,			March 31,
	2010	Low	High	2011	Low	High

Earnings per diluted share	$0.78	$0.97	$1.01	$2.93	$3.77	$3.92

Adjustments to earnings per diluted share:
Restructuring charges and related costs	-	0.02	0.02	-	0.17	0.17
Costs (benefit) related to unsolicited takeover attempt	0.03	-	-	0.33	(0.05)	(0.05)
Losses on the extinguishment of debt	0.01	-	-	0.03	-	-
Multi-employer pension withdrawal charges	0.01	-	-	0.03	0.01	0.01
One-time interest penalty	-	-	-	0.02	-	-

Adjusted earnings per diluted share	$0.83	$0.99	$1.03	$3.34	$3.90	$4.05
Year-over-year change		19%	24%		17%	21%

Guidance for adjusted earnings per diluted share excludes Business Support Center restructuring charges and related costs, any net impact related to the 2011 unsolicited takeover attempt, and any MEPP withdrawal charges.

The Company believes that adjusted earnings per diluted share provides investors meaningful insight into the Company's earnings performance without the impact of Business Support Center restructuring charges, costs and benefits related to Air Products’ unsolicited takeover attempt, MEPP withdrawal charges, one-time interest penalty, and debt extinguishment charges. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our adjusted earnings per diluted share metric may be different from adjusted earnings per diluted share metrics provided by other companies.

Adjusted Operating Margin

Reconciliations and computations of adjusted operating margin:

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2011	2011	2010

Net sales	$1,164,300	$1,102,684	$1,052,656

Operating income	$137,028	$115,499	$122,751

Operating margin	11.8%	10.5%	11.7%

Adjustments to operating income:
Restructuring charges	13,330	-	-
Costs (benefit) related to unsolicited takeover attempt	(6,700)	18,374	3,787
Multi-employer pension withdrawal charges	900	-	3,204
Adjusted operating income	$144,558	$133,873	$129,742

Adjusted operating margin	12.4%	12.1%	12.3%

The Company believes the above adjusted operating margin computations help investors assess the Company’s operating performance without the impact of Business Support Center restructuring charges, costs and benefits related to Air Products’ unsolicited takeover attempt, and MEPP withdrawal charges. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our adjusted operating margin computations may be different from the adjusted operating margin computations provided by other companies.

Return on Capital

Reconciliations and computations of return on capital:

(In thousands)	June 30, 2011	June 30, 2010

Operating income - trailing four quarters	$482,658	$414,439
Adjustments:
Restructuring charges	13,300	-
Costs (benefit) related to unsolicited takeover attempt	33,918	27,222
Multi-employer pension plan withdrawal charges	2,319	9,854
Adjusted operating income - trailing four quarters	$532,195	$451,515

Five quarter average of total assets	$4,905,951	$4,507,863
Five quarter average of securitized trade receivables	-	217,577
Five quarter average of current liabilities (exclusive of debt)	(509,586)	(425,637)
Five quarter average capital employed	$4,396,365	$4,299,803

Return on Capital	12.1%	10.5%

The Company believes this return on capital computation helps investors assess how effectively the Company uses the capital invested in its operations. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our return on capital computation may be different from the return on capital computations provided by other companies.

Free Cash Flow and Adjusted Cash from Operations

Reconciliations and computations of free cash flow and adjusted cash from operations:

	Three Months Ended
	June 30,
(Amounts in thousands)	2011	2010

Net cash provided by (used in) operating activities	$110,305	$(130,204)

Adjustments to cash provided by (used in) operating activities:
Cash used by the securitization of trade receivables	-	295,000
Stock issued for Employee Stock Purchase Plan	3,527	3,580
Tax benefit realized from the exercise of stock options	4,012	1,952
Cash expenditures related to unsolicited takeover attempt	21,048	1,483
Adjusted cash from operations	138,892	171,811

Capital expenditures	(78,451)	(61,121)

Adjustments to capital expenditures:
Proceeds from sales of plant and equipment	6,676	3,338
Operating lease buyouts	4,206	-
Adjusted capital expenditures	(67,569)	(57,783)

Free Cash Flow	$71,323	$114,028

The Company believes that free cash flow and adjusted cash from operations provide investors meaningful insight into the Company's ability to generate cash from operations without the impact of cash used related to Air Products’ unsolicited takeover attempt, which is available for servicing debt obligations and for the execution of its business strategies, including acquisitions, the prepayment of debt, the payment of dividends, or to support other investing and financing activities. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our free cash flow and adjusted cash from operations metrics may be different from free cash flow and adjusted cash from operations metrics provided by other companies.

CONTACT:
Airgas, Inc.
Media Contact:
Jay Worley, 610-902-6206
jay.worley@airgas.com
or
Investor Contact:
Barry Strzelec, 610-902-6256
barry.strzelec@airgas.com